BELLTEL RETIREE

  The Official Newsletter of NYNEX and Bell Atlantic Retirees

Spring 2002		    (logo)            		      Volume 21


A YEAR OF CONTRASTS:
COURAGE, SACRIFICE AND ... CORPORATE GREED

By Rep. Bernie Sanders (Ind-Vermont)

As we reflect on the year 2001, our minds catapult to the World Trade Center in flames and hundreds of courageous firemen and police officers racing up stairs to try to save their trapped fellow citizens. Almost all of them gave their lives in this heroic effort.

For the last several months, the nation has been impressed by the dedication and discipline of American troops in Afghanistan successfully fighting to help rid the world of international terrorism. Some of these young people have died or been wounded. Throughout the country, in the wake of Sept. 11, there has been a growing sense of coming together and shared sacrifice. Hundreds of millions of dollars have been donated to special funds for the families of the victims, and Americans are taking a deeper look at the meaning of their lives. And then, of course, there are the titans of corporate America.

Unfortunately, for many of them, it's the same old story. Greed, greed and more greed. Case in point is the Enron Corporation, which, just last year, was the seventh largest company in America with revenue exceeding $100 billion and over 20,000 employees. Having contributed millions in campaign contributions to the Republican Party and the President, the company was strongly positioned to influence the direction of energy policies in the Bush Administration. One of the results of their efforts was a huge increase in electric rates in California.

Earlier this year, Enron was forced to admit that it had over-reported its profits by nearly $600 million. This led to the largest bankruptcy in history. While Enron was exaggerating its profits - and before its artificially high stock price plummeted
- three top executives in the company, Lou Pai, Kenneth Lay and Jeff Skilling cashed in stock options worth some $560 million. Like rats on a sinking ship, they got their money out just in time. But they didn't give that same opportunity to their employees.

While Enron's stock was crashing, the company forced more than 12,000 of its employees to retain Enron stock in their 401(k) pension plans. This caused massive losses for the workers and many lost their entire retirement savings. Taxpayers will be delighted to know that the House Republicans included a $254 million corporate welfare check for Enron as part of their so-called "economic stimulus plan." But it's not just Enron.

Another case in point, Verizon's retirees have been at odds with the company during the past six years and have had to start a stockholder proxy battle just to win the pension and benefits they were promised long ago. But isn't it a crying shame that they must resort to challenging their former employer? These retirees are trying to stop that company's executives from giving themselves multi-million dollar golden parachutes and using massive profits from the retiree's $55 billion pension fund to boost executive bonuses and compensation. While the pension fund soars, many of the 165,000 retirees have not had a pension increase in a dozen years and struggle with eroding health care benefits.

With their proxy fight, the Verizon retirees are seeking to force the company's board of directors to become independent from being ruled by upper management. According to Bloomberg News Service (3/13/01), in 2000 alone, Verizon's President and Co-CEO Siedenberg's compensation, including options and a $52.5 million merger bonus, was $117.6 million, while Chairman and Co-CEO Lee's take was $97.7 million. The top executives under Siedenberg and Lee also split another kings ransom. There are far too many examples of corporate executives padding the paycheck when they also control the board of directors of public companies. This is a betrayal of stockholder trust; just ask shareholders at Enron, Polaroid or even Sunbeam Corporation, whose accounting problems came to light during the tenure of "Chainsaw" Al Dunlop.

Take also the drug companies. The American people continue to pay by far the highest prices in the world for prescription drugs. Many of the same drugs sold in this country by American drug companies are sold abroad at a fraction of the price. The result is that millions of Americans suffer, and some die, because they are unable to afford the medicine they need. Meanwhile, year after year, drug companies constitute the most profitable industry in our country. Last year, they had profits that exceeded $30 billion.

At a time when elderly citizens cut their dosages in half, nine executives at the top of
                                           (Continued on page 12)


VERIZON 2002 ANNUAL MEETING IN MINNESOTA

Verizon Communications, Inc. will hold its 2002 Annual Meeting of Shareholders at 10 a.m. on Wednesday, April 13, at the Hyatt Regency Minneapolis, 1300 Nicollet Mall in Minneapolis, Minn. On the meeting agenda will be three proxy proposals put forth by retirees of Bell Atlantic/Verizon and the Association of BellTel Retirees.

In the centerfold of this edition of the "BellTel Retiree" newsletter, we explain each of the three proposals. Please take time to read this material carefully and save it for when your proxies arrive by mail. Then cast your vote -- your voice in the future governance of Verizon.

RETIREES MAKING HEADWAY IN PROXY PROPOSALS

Four years ago, members of the Association of BellTel
Retirees began taking on Bell Atlantic, now Verizon, through the proxy vote. As the years have passed, these proposals have received increasing shareholder support, and one of them received 32 percent of the vote last year.

This is the year that your vote can get these proxies over the top. If we vote together, along with support that's already been pledged by Wall Street institutional investment groups, we can improve not only the interests of shareholders, but retirees as well. A large "YES" vote can help persuade management and the Board to take seriously the issues being raised by Association members again this year.

Last year, all three proxies received strong support. Some 576 million shareholders (32 percent of the votes cast) were in support of our "anti-golden parachute" proposal and more than 540 million (30 percent) were in favor of our "independent director" proposal. In its first run as a proxy, the proposal on the Calculation of Incentive Compensation pulled in 340 million shareholder votes (19 percent).

The "anti-golden parachute" proposal was designed to fight the overly generous severance agreements given to executives with little or no restrictions on why they are leaving the company or if the company's performance has slipped.

The "independent director" proxy would require Verizon to amend the company by-laws to require a majority of independent directors on its Board of Directors.

The third, the "compensation calculation," proposal would disallow the company from including the earnings from our $55 billion pension fund as net income for the purpose of calculating officers' incentive pay.

Therefore, the Officers and the Board of Directors of the Association of BellTel Retirees Inc. ask you to do your part by exercising one of the following options and encouraging your friends and family who own shares of Verizon to do the same:

OPTION 1.) Sign and date your proxy and send it to the Association to be voted, as a block, at the Annual Meeting.

OPTION 2.) Mark your proxy, voting on the various proposals as recommended below. Sign, date, and return it in a self-addressed envelope.

If you choose OPTION 1.):
a.) There is no need to vote on the proposals. We will do that for you.
b.) Sign and date the Proxy and send it to:
Association of BellTel Retirees
P.O. Box 33
 	Cold Spring Harbor, NY 11724

If you choose OPTION 2.):
a.) Vote "FOR" the proposition "Board Composition," requiring a change in the corporate by-laws to provide that the Board consist of a majority of truly independent directors and to have no more than two directors who are current or former senior executive officers of Verizon.

b.) Vote "FOR" the proposition, "Executive Severance Agreements," which requires the company's Board of Directors to seek shareholder approval for all future or renewed severance agreements with the company's top executive officers, which provide more generous pay-outs than the Senior Management Retirement Plan available to other senior managers.

c.) Vote "FOR" the proposition, "Calculation of Incentive
Compensation," to exclude pension credits from performance-based pay formulas, which would prevent executives from earning inflated bonuses because of phantom earnings gained from profits on the pension fund.

d.) Vote on the other propositions according to your own conscience.

e.) Sign and date your proxy and return it in a self-addressed envelope.

If you have any questions regarding this matter, call us at:
(631) 367-3067.

This newsletter is prepared by and paid for entirely by the Association of BellTel Retirees, which is the only participant in the solicitation of proxies discussed in the articles herein.


PROXY 2002 -- BOARD COMPOSITION: REQUIRE MAJORITY OF
INDEPENDENT DIRECTORS

John Parente and John Sellen, Association Board Members, will be resubmitting a proxy resolution to amend the company by-laws to require a majority of independent directors on the Verizon Board of Directors. We ask that our Association membership vote for the proxy proposal, which we believe will improve decision-making by the Verizon Board.

The proxy resolution garnered a 30% showing last year, which is a 58% increase from two years ago. After the retiree shareholder proposal first highlighted the issue two years ago, Verizon eliminated some board members who were not independent and reduced the number of senior executives on its board from six to two.

However, this concession still left the board short of a majority of independent directors, which may make it difficult for it to serve as a truly independent monitor of management decisions. Currently, decisions are controlled by directors who may be swayed by their close ties to management. Requiring independent directors would reduce the excessive influence of corporate management on the Verizon Board.

Currently, no more than half of the 16 members of the Board of the Directors are truly independent of management. In addition to the two Co-CEOs, six outside directors are considered non-independent due to board interlocks or because their own employer receives substantial grants, fees or business from the company, or did in the recent past. An example of an interlock is that co-CEO Seidenberg sits on the board that employs and sets the salary of board member Stafford. A ninth director, while technically independent, has an interlock similar to this example with a company officer. The standard that we use is detailed in the supporting statement of the proxy proposal.

Our company has one of the least independent boards among large U.S. companies. The boards of 89% of S&P 500 companies have a majority of independent directors, according to a 2001 study by the impartial Investor Responsibility Research Center. Verizon should bring itself up to the standards of other corporations by updating the Board's composition to include a majority of independent directors. This proposal would also require Verizon's Board to consist of no more than two directors who are current or former senior executives of the company.

We believe that passage of this bylaw could help retirees receive a fairer and more open-minded hearing than is possible with a Board composed disproportionately of Verizon executives and directors with direct ties to Verizon management. We urge all of our members to support this proxy proposal by voting FOR the company to require a majority of independent directors on its Board of Directors.

PROXY 2002 -- EXECUTIVE COMPENSATION CALCULATION: EXCLUDE
PENSION CREDITS FROM PERFORMANCE-BASED PAY FORMULAS

Association President Bill Jones and Board Member Joe
Ristuccia, and his wife, Ann, will resubmit a proxy resolution to stop Verizon executives from reaping performance-based benefits by including pretax pension credits in the company's earnings. In its first run last year, the proxy received 19% of shareholder votes - a very impressive showing.

Verizon executives are wrongly earning record high bonuses partially as a result of profits arising from the $55 billion retiree pension fund, while the company's loyal retirees struggle to get by with their inadequate retirement benefits. Retirees continue to see cutbacks in healthcare benefits and erosion of pension buying power due to lack of regular cost of living adjustments, while Verizon executives take in higher and higher bonuses. If pension credits are excluded from performance-based pay formulas, executive bonuses could be lower and more in line with their true value to the corporation. By giving them less incentive to hoard the over funded pension fund, this proposal would tie executive compensation more closely to the company's performance. This proposal also could encourage management to use the pension surplus for its intended purpose: paying benefits, including much needed and long overdue cost-of-living adjustments to retirees.

Verizon continues to use interest earnings from its pension fund to bolster its earnings - with that number growing larger every year. A recent study by Merrill Lynch, entitled "Making Sense of Pensions," revealed that a significant portion of net operating income reported by Verizon was not cash flow from operations, but rather "pension credits" from paper gains on assets held in the company pension plan. The study, released on Aug. 1, 2001 stated that the company posted pretax pension credit of $3.5 billion toward its 2000 earnings, which is an 81% increase from 1999.

The study said that the pension credit increase when compared to Verizon's total income is "significant" and "an adverse issue" when valuing the company's total worth.

A study by Credit Suisse First Boston stated that when
Verizon is compared to other S&P 500 companies it made the largest pension credit contribution to reported earnings
("Pension Accounting Primer," June 13, 2001).

This proxy proposal is important to Verizon shareholders and to the economic futures of our members because the pension funds should be administered for their original purpose - to provide retirement benefits to the company's employees, and not be used as a yardstick to justify higher personal bonuses for executives. We urge all of our members to support this proxy proposal by voting FOR excluding pension credits from performance-based pay formulas.


PROXY 2002 -- EXECUTIVE SEVERANCE AGREEMENTS: REQUIRE VOTE
ON "GOLDEN PARACHUTE" AGREEMENTS

Association Board Member Bob Rehm and the Association of BellTel Retirees again will co-sponsor the proxy to require shareholder pre-authorization of "golden parachutes" agreements at this year's shareowners meeting. The proxy automatically qualifies for submission as it garnered 32% of the vote last year.

It argues that "golden parachutes" and "golden good-bye" agreements should require prior approval by a shareholder vote before being granted. These agreements - which we regard as among the most costly, wasteful and anti-shareholder forms of executive compensation - cover executives with multi-million dollar provisions in addition to extremely generous retirement benefits. They are triggered not just by a hostile change of control, but even by voluntary departures under a range of circumstances and even termination for cause. We believe this is contrary to stockholder interests.

For example, the 2000 Verizon merger proxy stated that several senior executives were promised multi-million dollar payments concerning the status of current co-CEO Ivan Seidenberg. If he "is not elected Chairman of the Board" or "if there has been 'a change of control' of Bell Atlantic" (with "change of control" defined very broadly), then certain provisions in these severance agreements are triggered. According to the proxy, executive officers Babbio, Cullen, Salerno and Young are given the option "to terminate his employment on grounds of constructive discharge following Charles R. Lee's election" as Chairman and thereby walk away with millions of dollars in severance payments on top of their other generous retirement benefits.

These agreements don't reflect the track record of the executives or their years of service to the company. Such generosity can frustrate long-term shareholders, who believe that executive pay should be properly aligned with shareholder interests. It also is in direct contrast to the treatment of the loyal retirees of Bell Atlantic/NYNEX, who have dedicated decades of their lives to the company, only to have their pension buying power reduced and their health benefits withered away.

If this proxy proposal receives a majority vote, future inflated compensation packages would need pre-approval from the Verizon shareholders. Giving shareholders a vote could help curb unduly generous pay packages that drain money from operating funds. We are asking all of our members to vote FOR this proxy resolution.

PRESIDENT'S MESSAGE

By C. William James

(photograph of C. William James)


The Board of the Association joins me in wishing you a happy, healthy and prosperous New Year. However, if you are waiting for Verizon to take care of the "prosperous" part, think again.

At a face-to-face meeting with Chairman and Co-Chief
Executive Officer, Charles Lee, Association Vice President-
Finance, Bob Rehm, and I were given a message in no uncertain terms. Mr. Lee made it clear that his position is: 1) the shareholders own the pension fund, not the retirees; 2) retirees do not need a pension increase at this time, nor do they deserve one; 3) when inflation reaches 15% they might consider an increase (the fact that inflation since the last increase for most retirees is almost double that number does not count according to Lee).

On a positive note, Mr. Lee suggested that we meet in the near future with Ezra Singer, Executive Vice President-
Human Resources, to discuss some of the other pressing retiree issues. That meeting will be held by the time you receive this newsletter.

Mr. Lee also made it clear that he was not at all happy about our proxy proposals. In fact, he hates them! We view his reaction as embarrassed and concerned about being criticized in public and in front of his Board and shareholders. He asked that we not submit them again and said that he would instruct his General Counsel to go after us if we did. However, SEC regulations prevent Verizon from blocking our valid and legal proxy proposal submissions.

Well, fellow retirees, given Mr. Lee's views on your
dwindling pension buying power, let's give him exactly what
he doesn't want  -  a bigger-than-ever vote for the
proposals that the company opposes.   Each year we have
increased the vote in favor of Association-backed proposals. If we pull out all the stops and work hard to get every person we know who owns Verizon shares to vote for our proposals, we can send an important message to Chuck Lee. Your Association has plans in the works to maximize the vote but we need your help as well. More on the proposals and how to vote can be found elsewhere in this edition.

This year will be important on many fronts, in addition to the proxy battle. With Congress distracted by the war on terrorism, home security and the economy, we have decided to use the time wisely by circulating petitions and obtaining signatures of Congressional constituents asking for support of HR 1322, the Emergency Retiree Health
Benefits Protection Act. We plan to present these petitions in person and at the right time. The more signatures we obtain, the more powerful the message. Our elected officials must be told how important this bill is to us.

I promised myself that I would not write about our legal action until the suit was filed, however, I have to break that promise. The terrorist attack on our country has caused a significant downturn in contributions to the Association. For the first time in our history, we received fewer contributions than we did in the previous year. This occurred in spite of a larger membership and nine months of record contributions. My point is that the turn-around since Sept. 11 - if not reversed - could spell trouble for our ability to mount a powerful legal attack.
You received our annual appeal letter about one month ago.
For those who contributed, I sincerely thank you for your support. For those who have not yet sent a contribution, I ask that you give it your most serious consideration.

Finally, to those of you who live in Florida and or will be vacationing there in March, I hope that I will have the opportunity to meet you personally at our Annual Meeting in Fort Pierce. I promise that you will find the meeting interesting and enlightening.

I look forward to an exciting 2002 working with my fellow
Board members to protect and enhance retiree and beneficiary pensions and benefits.

God bless you all and God bless America.

COURAGE, SACRIFICE AND . . . CORPORATE GREED
(Continued from page 1)

pharmaceutical corporations in the U.S. were given $890 million in stock options according to Families USA. This is on top of the $169.9 million in wages, bonuses and other compensation that these executives are already receiving. How does the pharmaceutical industry manage to rip off the American people, generate huge profits, get massive tax breaks and provide outrageous compensation packages for their top management? Easy. As the wealthiest political lobby in Washington they have spent, over the last three years, more than $200 million in campaign contributions, lobbying activities and media advertising.

Even in the face of the bioterrorism attack on the United States, the drug giants are choosing profits over the health of the American people. When the federal government chose to stockpile the antibiotic Cipro, the "deal" struck with the drug companies requires the government to pay far more than is charged by generic manufacturers abroad, and, in fact, more than the federal government itself already pays under a different program. But wait, corporate self-dealing doesn't end there.

Take, for example, Big Blue. As the holiday season approached, IBM announced a new round of job cuts. According to published news reports, the company has cut more than 5,000 jobs in the United States since July. Meanwhile, they are building two new micro-processing plants in China where workers are paid a fraction of what American workers receive.

To IBM watchers, this latest act is par for the course. Two years ago, despite record-breaking profits and a pension fund surplus of some $10 billion, IBM slashed pension and retirement health benefits for workers in 1999 and 2000 and curtailed salaries in 2001. Meanwhile, the CEO of IBM, Louis Gerstner, raked in $176 million in total compensation and stock options over the past 2 years. In addition, he has accumulated over $260 million in unexercised stock options from IBM during his tenure. While slashing the pension plans of IBM employees, he negotiated a retirement plan over $1.1 million a year for himself.

Once again, no bad deed goes unrewarded. If the House Republican leadership gets its way, IBM will receive $1.4 billion in corporate welfare this year. This country has gone through an extremely traumatic year, and we are now confronting serious economic and security issues. It would be nice if, for once, some of our corporate leaders looked out for someone other than themselves.